For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2027 SECOND QUARTER RESULTS
PHOENIX, October 29, 2026 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the second fiscal quarter ended September 26, 2026.
Quarterly Highlights
•Net revenue was $656.4 million, up $100 million or 17.9% compared to $556.5 million in the second quarter of the prior year, primarily on home sales volume and average selling price per home growth.
•Home sales volume was up 15.3% and capacity utilization remained consistent year over year at approximately 75%.
•Factory-built housing Gross profit as a percentage of Net revenue was 21.1%, down from 22.9% in the same period in the prior year.
•Financial services Gross profit as a percentage of Net revenue was 60.2%, compared to Gross profit of 55.6% in the same period in the prior year.
•Selling, general and administrative expenses include a one-time $7 million benefit from a return of insurance premium which favorably impacts Net income per diluted share by $0.70.
•Income before income taxes was $73 million, up $6 million, or 9.1% compared to $67 million in the same period in the prior year.
•Net income per diluted share was $7.17, up 9%, compared to $6.55 in the prior year quarter.
•Backlogs totaled $348 million at the end of the quarter representing 8-10 weeks of production, up $50 million sequentially from $298 million.
•Stock repurchases were approximately $30 million in the quarter. At the end of the second quarter, $158 million remains available for repurchases under our previously announced Board authorizations.

Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "This is our second consecutive quarter of record revenue and unit volume. While orders were off the preceding quarter pace, they remained healthy and backlogs continued to grow. This positions us very well going into the seasonally slower winter months with the ability to adjust production depending on order trends. While materials inflation continued and is expected to remain a challenge going forward, during Q2, selling price increases were in excess of cost pressures, resulting in a small sequential Gross Margin improvement. Additionally, we began to see data center workforce housing orders and shipments during the quarter which are contributing to healthy backlogs."

He continued, "A highlight this quarter was showing Cavco’s Grande Arbor, the first off-chassis HUD-Code home, at HUD’s Innovative Housing Showcase in Washington DC. Increasing federal and state-level support through the ROAD to Housing Act and other reforms will be opening exciting opportunities for factory-built housing in the years ahead."

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	September 26, 2026	September 27, 2025	Change
Net revenue
Factory-built housing	$633,736	$535,117	$98,619	18.4%
Financial services	22,642	21,410	1,232	5.8%
	$656,378	$556,527	$99,851	17.9%

Factory-built modules sold	9,794	8,699	1,095	12.6%

Factory-built homes sold (consisting of one or more modules)	5,972	5,178	794	15.3%

Net factory-built housing revenue per home sold	$106,118	$103,344	$2,774	2.7%

	Six Months Ended
($ in thousands, except revenue per home sold)	September 26, 2026	September 27, 2025	Change
Net revenue
Factory-built housing	$1,219,708	$1,070,811	$148,897	13.9%
Financial services	46,629	42,573	4,056	9.5%
	$1,266,337	$1,113,384	$152,953	13.7%

Factory-built modules sold	19,301	17,599	1,702	9.7%

Factory-built homes sold (consisting of one or more modules)	11,629	10,594	1,035	9.8%

Net factory-built housing revenue per home sold	$104,885	$101,077	$3,808	3.8%
•In the factory-built housing segment, Net revenue increased in both periods due to higher home sales volume driven by both the American Homestar acquisition in the third quarter of the prior year and organic volume growth in both periods, as well as an increase in Net revenue per home sold.
•Financial services segment Net revenue increased in both periods due to increased loan sale volume and increased retained insurance premium net of reinsurance payments.

	Three Months Ended
($ in thousands)	September 26, 2026	September 27, 2025	Change
Gross profit
Factory-built housing	$133,975	$122,493	$11,482	9.4%
Financial services	13,637	11,914	1,723	14.5%
	$147,612	$134,407	$13,205	9.8%

Gross profit as % of Net revenue
Consolidated	22.5%	24.2%	N/A	(1.7)%
Factory-built housing	21.1%	22.9%	N/A	(1.8)%
Financial services	60.2%	55.6%	N/A	4.6%

Selling, general and administrative expenses
Factory-built housing	$69,625	$65,757	$3,868	5.9%
Financial services	8,085	6,472	1,613	24.9%
	$77,710	$72,229	$5,481	7.6%

Income from operations
Factory-built housing	$64,350	$56,736	$7,614	13.4%
Financial services	5,552	5,442	110	2.0%
	$69,902	$62,178	$7,724	12.4%

	Six Months Ended
($ in thousands)	September 26, 2026	September 27, 2025	Change
Gross profit
Factory-built housing	$255,994	$243,338	$12,656	5.2%
Financial services	26,208	20,575	5,633	27.4%
	$282,202	$263,913	$18,289	6.9%

Gross profit as % of Net revenue
Consolidated	22.3%	23.7%	N/A	(1.4)%
Factory-built housing	21.0%	22.7%	N/A	(1.7)%
Financial services	56.2%	48.3%	N/A	7.9%

Selling, general and administrative expenses
Factory-built housing	$143,595	$128,911	$14,684	11.4%
Financial services	15,950	12,466	3,484	27.9%
	$159,545	$141,377	$18,168	12.9%

Income from operations
Factory-built housing	$112,399	$114,427	$(2,028)	(1.8)%
Financial services	10,258	8,109	2,149	26.5%
	$122,657	$122,536	$121	0.1%

•In the factory-built housing segment, Gross profit increased due to an increase in home sales volume and Net revenue per home sold, partially offset by higher input costs for both periods. Selling, general and administrative expenses were higher for both periods primarily due to the addition of American Homestar, partially offset by a one-time $7 million benefit from a return of insurance premium related to additional D&O insurance purchased in 2019.
•In the financial services segment, Gross profit increased primarily due to loan sales volume, higher retained insurance premium net of reinsurance premium and lower commissions on insurance policies written. Selling, general and administrative expenses increased in both periods primarily due to higher compensation on stronger results.

	Three Months Ended
($ in thousands, except per share amounts)	September 26, 2026	September 27, 2025	Change
Interest income	$3,595	$5,046	$(1,451)	(28.8)%
Net income	$55,439	$52,381	$3,058	5.8%
Diluted net income per share	$7.17	$6.55	$0.62	9.5%

	Six Months Ended
($ in thousands, except per share amounts)	September 26, 2026	September 27, 2025	Change
Interest Income	$6,858	$10,149	$(3,291)	(32.4)%
Net income	$97,710	$104,023	$(6,313)	(6.1)%
Diluted net income per share	$12.59	$12.96	$(0.37)	(2.9)%
Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, October 30, 2026, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register https://register-conf.media-server.com/register/BI19ca1149d85a4457a8a50ec83ac6c8fb to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.

About Cavco
Headquartered in Phoenix, Arizona, Cavco Industries, Inc. (Nasdaq: CVCO) designs and builds manufactured homes and modular homes, distributed nationwide through a network of independent and Company-owned retailers. Cavco is one of the largest manufactured and modular home builders in the United States, based on reported wholesale shipments, and is also a leading producer of park model RVs, vacation cabins, and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer, offering manufactured home loans — including conforming, non-conforming, and home-only financing — to buyers of manufactured and modular homes. Cavco's insurance subsidiary, Standard Casualty, provides manufactured home insurance and other property and casualty coverage to manufactured homeowners. Learn more about Cavco's manufactured homes and modular homes at www.cavcohomes.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Cavco's current expectations and projections with respect to our expected future business and financial performance, including, among other things: (i) expected financial performance and operating results, such as revenue and gross margin percentage; (ii) our liquidity and financial resources; (iii) our outlook with respect to the Company and the manufactured housing business in general; (iv) the expected effect of certain risks and uncertainties on our business; and (v) the strength of Cavco's business model. These statements may be preceded by, followed by, or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other factors, Cavco's ability to manage: (i) customer demand and the availability of financing for our products; (ii) labor shortages and the pricing, availability, or transportation of raw materials; (iii) the impact of local or national emergencies; (iv) excessive health and safety incidents or warranty and construction claims; (v) increases in cancellations of home sales; (vi) information technology failures or cyber incidents; (vii) our ability to maintain the security of personally identifiable information of our customers; (viii) compliance with the numerous laws and regulations applicable to our business, including state, federal, and foreign laws relating to manufactured housing, privacy, the internet, and accounting matters; (ix) successful defense against litigation, government inquiries, and investigations, and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Cavco. The forward-looking statements herein represent the judgment of Cavco as of the date of this release and Cavco disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports, and other filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended March 28, 2026 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Understanding the information contained in these filings is important in order to fully understand Cavco's reported financial results and our business outlook for future periods.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 26, 2026	March 28, 2026
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$271,911	$236,721
Restricted cash, current	25,386	20,306
Accounts receivable, net	139,244	108,288
Short-term investments	17,166	16,233
Current portion of consumer loans receivable, net	19,713	19,207
Current portion of commercial loans receivable, net	41,835	54,841
Current portion of commercial loans receivable from affiliates, net	1,510	1,836
Inventories	311,110	295,671
Prepaid expenses and other current assets	54,554	71,630
Total current assets	882,429	824,733
Restricted cash	585	585
Investments	43,416	38,151
Consumer loans receivable, net	17,474	18,974
Commercial loans receivable, net	65,715	55,801
Commercial loans receivable from affiliates, net	3,993	3,519
Property, plant and equipment, net	321,398	278,890
Goodwill	211,667	208,841
Other intangibles, net	26,859	28,067
Operating lease right-of-use assets	37,992	33,578
Total assets	$1,611,528	$1,491,139
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$68,047	$44,168
Accrued expenses and other current liabilities	352,184	291,230
Total current liabilities	420,231	335,398
Operating lease liabilities	32,955	30,747
Other liabilities	6,977	7,096
Deferred income taxes	14,362	14,716
Total liabilities	474,525	387,957
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,509,421 and 9,474,288 shares, respectively; Outstanding 7,661,911 and 7,738,700, respectively	95	95
Treasury stock, at cost; 1,847,510 and 1,735,588 shares, respectively	(646,225)	(585,865)
Additional paid-in capital	298,032	300,208
Retained earnings	1,486,424	1,388,714
Accumulated other comprehensive (loss) income	(1,323)	30
Total stockholders' equity	1,137,003	1,103,182
Total liabilities and stockholders' equity	$1,611,528	$1,491,139

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net revenue	$656,378	$556,527	$1,266,337	$1,113,384
Cost of sales	508,766	422,120	984,135	849,471
Gross profit	147,612	134,407	282,202	263,913
Selling, general and administrative expenses	77,710	72,229	159,545	141,377
Income from operations	69,902	62,178	122,657	122,536
Interest income	3,595	5,046	6,858	10,149
Interest expense	(282)	(112)	(414)	(276)
Other income, net	136	142	38	142
Income before income taxes	73,351	67,254	129,139	132,551
Income tax expense	(17,912)	(14,873)	(31,429)	(28,528)
Net income	$55,439	$52,381	$97,710	$104,023

Net income per share
Basic	$7.22	$6.62	$12.70	$13.12
Diluted	$7.17	$6.55	$12.59	$12.96
Weighted average shares outstanding
Basic	7,679,380	7,909,326	7,693,552	7,931,589
Diluted	7,734,777	7,992,745	7,760,165	8,024,720

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Capital expenditures	$29,704	$9,861	$55,197	$18,870
Depreciation	$6,282	$4,961	$12,368	$9,758
Amortization of other intangibles	$603	$372	$1,208	$744

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